SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMEDICA CORPORATION

(Name of Registrant as Specified in Its Charter)

Commission File Number: 001-33624

Not Applicable

(Name of Persons Filing Proxy Statement If Other Than the Registrant)

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Amedica Corporation

1885 West 2100 South

Salt Lake City, UT 84119

ANNUAL MEETING OF STOCKHOLDERS

May 21, 2015

NOTICE OF MEETING

The annual meeting of the stockholders of Amedica Corporation, a Delaware corporation, will be held at 11:00 a.m., on May 21, 2015, at 1885 West 2100 South, Salt Lake City, UT 84119, for the following purposes:

•	to approve an amendment to the Amedica 2012 Equity Incentive Plan increasing the number of common shares authorized for awards under the Plan by 1,000,000 to a total of 4,568,181 shares;

•	to ratify the Audit Committee’s appointment of Mantyla McReynolds LLC as Amedica’s independent registered public accounting firm for the year ending December 31, 2015;

•	to approve the issuance by the Company, in accordance with a Securities Purchase Agreement dated June 30, 2014, of common stock equal to 20% or more of the Company’s issued and outstanding shares of common stock on June 30, 2014, at a price that may be less than the greater of book or market value of the Company’s common stock; and

•	to act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

Stockholders at the close of business on March 23, 2015 are entitled to vote in person or by proxy at the annual meeting. The annual meeting will be open to the public.

Ty Lombardi, VP Finance

April 13, 2015

Amedica Corporation

1885 West 2100 South

Salt Lake City, UT 84119

PROXY STATEMENT

This proxy statement is provided to stockholders of Amedica Corporation in connection with the annual meeting of stockholders and any adjournments or postponements of the annual meeting. The annual meeting will be held at 11:00 a.m., on May 21, 2015, at 1885 West 2100 South, Salt Lake City, UT 84119.

ABOUT THE MEETING, VOTING, STOCKHOLDER PROPOSALS

AND COMPANY INFORMATION

Delivery and Availability of Proxy Materials

Under U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. Beginning April 10, 2015, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a notice containing instructions on how to access our proxy materials, including our proxy statement and our annual report. On that date, our proxy statement and our Annual Report (of which our 2014 Annual Report on Form 10-K is a part) were available for review over the Internet at the website listed in the notice. The notice also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Matters to be Voted On at the Meeting and Solicitation

By authority of the Board of Directors, Amedica is soliciting your vote to:

•	approve an amendment to the Amedica 2012 Equity Incentive Plan increasing the number of common shares authorized for awards under the Plan by 1,000,000 to a total of 4,568,181 shares;

•	ratify the Audit Committee’s appointment of Mantyla McReynolds LLC as Amedica’s independent registered public accounting firm for the year ending December 31, 2015;

•	approve the issuance by the Company, in accordance with a Securities Purchase Agreement dated June 30, 2014, of common stock equal to 20% or more of the Company’s issued and outstanding shares of common stock on June 30, 2014, at a price that may be less than the greater of book or market value of the Company’s common stock; and

•	act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

Proxy Solicitation

The cost of this solicitation is being borne by Amedica. Proxies may be solicited on our behalf by our directors, officers and regular employees by telephone or other means. There will be no special or additional compensation for these services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting materials to the beneficial owners of record of our common shares, and we will reimburse them for their related charges and expenses. We may also elect to engage a proxy solicitation firm to distribute and solicit proxies.

Persons Entitled to Vote

Stockholders of record at the close of business on March 23, 2015, the record date, are entitled to vote on matters that come before the meeting. Shares can be voted only if the stockholder is present in person or is represented by proxy.

How to Vote

If you own your shares through a bank or broker, you should follow the separate instructions they provide you. If your shares are registered in your name:

•	You may vote in person at the annual meeting.

•	You may vote over the Internet. You may vote over the Internet regardless of whether you receive your annual meeting materials through the mail or over the Internet. Simply follow the instructions on your notice of Internet access to the proxy materials or your proxy card. If you vote over the Internet, you should not vote by telephone or vote by returning a proxy card.

•	You may vote by telephone. You may vote by telephone regardless of whether you receive your annual meeting materials through the mail or over the Internet. Simply follow the instructions on the proxy card. If you vote over the telephone, you should not vote by Internet or vote by returning a proxy card.

•	You may vote by mail. If you received a proxy card through the mail, simply complete and sign your proxy card and mail it in the enclosed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If no voting specification is made on your signed and returned proxy card, Sonny Bal, Ty Lombardi, David Truetzel or Kevin Ontiveros the persons named as proxy holders on the proxy card, will vote FOR the approval of the proposed amendment to the Amedica’s 2012 Equity Incentive Plan, FOR the ratification of the appointment by the Audit Committee of the independent auditor, and FOR the approval of the issuance by the Company, in accordance with a Securities Purchase Agreement dated June 30, 2014, of common stock equal to 20% or more of the Company’s issued and outstanding shares of common stock on June 30, 2014, at a price that may be less than the greater of book or market value of the Company’s common stock. If any other business is brought before the meeting, any unspecified proxies will be voted in accordance with the judgment of the proxy holders voting those shares. If you vote by mail, you should not vote by telephone or over the Internet.

Changing Your Vote

You can change your vote submitted by Internet, telephone or written proxy card by revoking it at any time before it is cast at the annual meeting in one of three ways:

•	notify our Corporate Secretary in writing before the annual meeting that you are revoking your proxy;

•	submit another proxy with a date later than your last vote made by Internet, telephone or proxy; or

•	vote in person at the annual meeting.

Number of Votes and Quorum

Each share of Amedica’s common stock that you own as of the record date entitles you to one vote. On March 23, 2015 there were 27,167,875 outstanding shares of our common stock all of which are entitled to vote at the annual meeting. The presence of the owners of a majority of the shares entitled to vote at the annual meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you attend the annual meeting, vote by Internet or telephone or return a signed and dated proxy card. Abstentions, broker non-votes and shares voted by a broker or bank holding shares for a beneficial owner are counted as present and entitled to vote for determining a quorum.

Required Vote to Approve each Proposal

•	Amendment of the Amedica 2012 Equity Incentive Plan: The proposal to amend the Amedica 2012 Equity Incentive Plan to increase the number of common shares available for awards under the Plan by 1,000,000 to a total of 4,568,181 shares requires the affirmative vote of a majority of the votes cast. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.

•	Ratification of Appointment of Mantyla McReynolds LLC, as independent registered public accounting firm for 2015: This proposal requires the affirmative vote of a majority of the votes cast. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.

•	Approval of the issuance by the Company, in accordance with a Securities Purchase Agreement dated June 30, 2014, of common stock equal to 20% or more of the Company’s issued and outstanding shares of common stock on June 30, 2014, at a price that may be less than the greater of book or market value of the Company’s common stock requires the affirmative vote of a majority of the votes cast. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.

Board Recommendations on Proposals

The Board recommends a vote FOR approval of the proposed amendment to the Amedica 2012 Equity Incentive Plan, FOR ratification of the appointment of Mantyla McReynolds LLC, and FOR approval of the issuance by the Company, in accordance with a Securities Purchase Agreement dated June 30, 2014, of common stock equal to 20% or more of the Company’s issued and outstanding shares of common stock on June 30, 2014, at a price that may be less than the greater of book or market value of the Company’s common stock.

How Stockholders Can Recommend a Candidate for Election to the Board

Stockholders who wish to recommend a candidate for election to our Board should write to: Corporate Secretary, Amedica Corporation, 1885 West 2100 South, Salt Lake City, UT 84119, stating in detail the qualifications of a candidate for consideration by the Board. In considering Board candidates, the Board seeks individuals of proven judgment and competence who have strong reputations in their respective fields. The Board considers such factors as experience, education, employment history, special talents or personal attributes, anticipated participation in Board activities, and geographic and diversity factors. The process for identifying and evaluating nominees would include detailed consideration of the recommendations and opinions of members of our Board, our executive officers, and our stockholders. There would be no difference in the process of evaluation of candidates recommended by a stockholder and those recommended by other sources.

How to Communicate with the Board

Stockholders interested in communicating directly with our Board may do so by writing to: Board of Directors, Amedica Corporation, 1885 West 2100 South, Salt Lake City, UT 84119. All such written correspondence is delivered to the director or directors to whom it is addressed or, if addressed generally to the Board, to all directors. Concerns relating to accounting, internal controls, or auditing matters are immediately forwarded to the Chief Executive Officer, Principal Accounting Officer, and Chairman of the Audit Committee.

Board Attendance at Annual Meeting

We encourage attendance by members of the board and senior executives, but attendance is not required.

Business Sought to be Presented from the Floor

Stockholders may present proposals for action at a future meeting if they comply with SEC rules, state law and our bylaws. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to our Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before this year’s Annual Meeting.

How to Submit a Stockholder Proposal for Inclusion in the 2016 Proxy Statement; Discretionary Voting

Stockholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with our bylaws and applicable SEC rules and regulations. Under Rule 14a-8 adopted by the SEC, to be considered for inclusion in our proxy materials for our 2016 annual meeting, a stockholder proposal must be received in writing by our Secretary no later than 5:00 p.m. MST on Sunday, January 10, 2016. If the date of our 2016 annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such stockholder proposals can be included or excluded from Company-sponsored proxy materials.

If a stockholder desires to submit a proposal for consideration at the 2016 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2016 annual meeting, the stockholder must comply with the procedures set forth in our governing documents. Our bylaws require that, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof, along with other specified material, in proper written form to the Company. To be timely, a stockholder’s notice pertaining to an annual meeting shall be delivered to the Secretary at the principal executive offices of the Company not less than ninety (90) or more than one-hundred and twenty (120) days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after the previous year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one-hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation.

Any stockholder who wishes to make such a proposal should obtain a copy of the bylaws, which contain these and other requirements with respect to stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal and nominee. Our bylaws were filed with the SEC as an exhibit to our Periodic Report on Form 8-K, filed on February 20, 2014. You may also obtain a copy by writing to our Corporate Secretary, at Amedica Corporation, 1885 W 2100 S, Salt Lake City, UT 84119.

Where to Find Amedica’s Code of Ethics

Amedica Corporation has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. We will provide to any person, without charge, a copy of the Code of Ethics upon written or oral request directed to Corporate Secretary, Amedica Corporation, 1885 West 2100 South, Salt Lake City, UT 84119, telephone (801) 839-3500. Furthermore, a copy of the Code of Ethics is accessible on the Corporate Governance section of the Investor Relations page on our corporate website at http://investors.amedica.com/corporate-governance.cfm.

Where to Find Amedica’s Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee Charters

The Board of Directors of Amedica has formed a Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee. Each of these Committees has a formal charter, which is made available for your examination on our corporate website at http://investors.amedica.com/corporate-governance.cfm. We will provide to any person, without charge, a copy of any of the charters upon written or oral request directed to Corporate Secretary, Amedica Corporation, 1885 West 2100 South, Salt Lake City, UT 84119, telephone (801) 839-3500.

Where to Find More Information on Amedica

Our corporate website is http://www. amedica.com. We make available on this website, free of charge, access to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and amendments to those materials filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically submit such material to the SEC. The SEC makes available on its website, free of charge, reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website is http://www.sec.gov.

DIRECTORS AND OFFICERS

The following table sets forth the names, ages, and positions with Amedica for each of our directors.

Name	Age	Positions
B. Sonny Bal, M.D.	52	Chairman of the Board of Directors, President and Chief Executive Officer
David W. Truetzel	58	Director
Jeffrey S. White	61	Director
Eric A. Stookey	44	Director

All directors hold office until the next annual meeting of stockholders and until their successors are elected and qualify. Officers serve at the discretion of our Board. The following is information on the business experience of each director now serving and a discussion of the qualifications, attributes and skills that led to the Board of Directors’ conclusion that each one is qualified to serve as a director.

B. Sonny Bal, M.D. has served on our board of directors since February 2012, as Chairman of our board of directors since August 2014 and as our President and Chief Executive Officer since October 2014. Dr. Bal is Professor of Orthopaedic Surgery at the University of Missouri, Columbia, and Adjunct Professor of Material Sciences at Missouri Science and Technology University at Rolla. Dr. Bal is a member of the American Academy of Orthopaedic Surgeons, the American Association of Hip and Knee Surgeons, and the International Society of Technology in Arthroplasty. Dr. Bal received his M.D. degree from Cornell University and an M.B.A. from Northwestern University, and a J.D. from the University of Missouri. Dr. Bal is a licensed attorney and co-founder of the Bal Brenner law firm in North Carolina. We believe that Dr. Bal’s breadth of experience and scientific expertise in silicon nitride qualifies him to serve as our Chairman, President and Chief Executive Officer.

David W. Truetzel has served on our board of directors since our acquisition of US Spine, Inc. in September 2010. Mr. Truetzel has been the general partner of Augury Capital Partners, a private equity fund that invests in life sciences and information technology companies, which he co-founded in 2006. Mr. Truetzel is a director of Enterprise Bank, Inc., Verifi, Inc., a provider of electronic payment solutions, Clearent, LLC, a credit card processing provider, and Paranet, LLC, an IT services provider. Mr. Truetzel holds a B.S. in Business Administration from Saint Louis University and an M.B.A. from The Wharton School. We believe that Mr. Truetzel’s financial and managerial expertise qualify him to serve on our board of directors.

Jeffrey S. White has served on our board of directors since January 2014. Since July 2014 Mr. White has served as President, Liventa Bioscience, a company which offers specialty amniotic tissue allografts for use in surgical and wound care applications; he has also served on the Board of Liventa Bioscience since January 2014. Since January 2013, Mr. White has served as Principal at Medtech Advisory Group LLC, a firm he founded that advises early and mid-stage medical technology firms. Mr. White is currently a director of Residency Select LLC, a company which offers psychometric assessment, training and compliance products to medical and surgical residency programs. From May 2006 to December 2012 he served as Global Director of Business Development for Synthes Inc., a global orthopedic firm that was acquired by Johnson and Johnson in 2012. Mr. White has served as Chief Executive Officer and co-founder of several start-up surgical device firms and has previously held executive level positions at Richard-Allan Medical Industries Inc., a medical device manufacturer, which was acquired by Urohealth Systems Inc. and United States Surgical Corporation, unit of Covidien plc. Mr. White holds a B.S. in Biology from Union College in Schenectady NY. We believe that Mr. White’s experience as an executive and founder of medical device companies qualifies him to serve on our board of directors.

Eric A. Stookey has served on our board of directors since October 2014. Mr. Stookey has served as Chief Operating Officer of Osteoremedies, LLC since March of 2015. From October 2011 until August 2014, Mr. Stookey served as the President of the Extremities-Biologics division at Wright Medical Group Inc. Mr. Stookey also served in various other marketing and sales positions at Wright Medical Group Inc. since 1995, including as the Senior Vice President and Chief Commercial Officer from January 2010 to November 2011, as the Vice President North American Sales from 2007 to January 2010, as the Vice President US Sales from 2005 to 2007, as the Senior Director of Sales, Central Region, from 2003 to 2005 and as the Director of Marketing for Large Joint Reconstruction Products from 2001 to 2003. Mr. Stookey earned his M.B.A. from Christian Brothers University and his B.S. in Business from the Indiana University School of Business. We believe that Mr. Stookey’s industry and executive leadership experience qualifies him to serve on our board of directors.

Information on our executive officers is presented in Part I of our Annual Report on Form 10-K for the year ended December 31, 2014.

STOCK OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 23, 2015 by:

•	each of our current directors;

•	the executive officers named in the summary compensation table; and

•	all of our directors and executive officers as a group;

•	each stockholder known by us to own beneficially more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of March 23, 2015, pursuant to the exercise or vesting of options or warrants or conversion of convertible promissory notes, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of shares beneficially owned is based on 27,167,875 shares issued and outstanding on March 23, 2015.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. The address for each director and executive officer listed is: c/o Amedica Corporation, 1885 West 2100 South, Salt Lake City, Utah 84119.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number	Percentage
Five Percent Stockholders:
Thomson Horstmann & Bryant Inc. (1) 501 Merritt 7 Norwalk, CT 06851	1,541,801	5.7%
Directors and Named Executive Officers:
B. Sonny Bal, M.D. (2)	63,701	*
David W. Truetzel (3)	206,517	*
Jeffrey S.White (4)	31,266	*
Eric A. Stookey (5)	21,666	*
Kevin Davis(6)	206,733	*
Kevin Ontiveros(7)	185,040	*
Jay Moyes(8)	66,562	*
All executive officers and directors as a group (9 persons)	1,063,888	3.9%

*	Represents beneficial ownership of less than 1% of the shares of our common stock.
(1)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 22, 2015, reflecting the shareholder’s beneficial ownership as of December 31, 2014.
(2)	Consists of 25,734 shares of common stock held by Dr. Bal, 33,893 shares of common stock held by Dr. Bal and his spouse, 2,619 common stock options and 1,455 common stock warrants.
(3)	Consists of 28,616 shares of common stock held by Mr. Truetzel, 91,689 shares of common stock held by Truetzel Revocable Trust of which Mr. Truetzel and his spouse are the sole beneficiaries, 5,000 common stock options and 81,212 common stock warrants.
(4)	Consists of 9,600 shares of common stock and 21,666 common stock options.
(5)	Consists of 21,666 common stock options.
(6)	Consists of 106,733 shares of common stock and 100,000 common stock options.
(7)	Consists of 85,040 shares of common stock and 100,000 common stock options.
(8)	Consists of 66,562 shares of common stock.

THE BOARD AND ITS COMMITTEES; CORPORATE GOVERNANCE; SECTION 16 COMPLIANCE

The Board and Committees

Our Board of Directors has four members. The Chairman of the Board and our Chief Executive Officer, B. Sonny Bal, MD, PhD, Amedica is a member of the Board and is a full time employee of Amedica. The other three members of the Board, David W. Truetzel, Eric A. Stookey and Jeffrey S. White, are non-employee directors, and the Board has determined that these persons (who constitute a majority of the Board) are “independent directors” under the criteria set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules. The Board met ten (10) times during the year ended December 31, 2014. All directors attended 100% of the meetings of the Board, once elected or appointed to the Board.

In accordance with our restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to the directors whose terms then expire will be elected to serve until the third annual meeting following such election. Our directors are divided among the three classes as follows:

•	The Class I directors terms will expire at the first annual meeting of stockholders to be held in 2015. There are currently no Class I directors.

•	The Class II directors are David W. Truetzel and Eric A. Stookey, and their terms will expire at the second annual meeting of stockholders to be held in 2016; and

•	The Class III directors are B. Sonny Bal, M.D. and Jeffrey S. White, and their terms will expire at the third annual meeting of stockholders to be held in 2017.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Our Board of Directors has three permanent committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. The written charters for these committees are on our website at http://investors.amedica.com/corporate-governance.cfm. Our Board of Directors may from time to time establish other standing committees. In addition, from time to time, special committees may be established under the direction of our Board of Directors when necessary to address specific issues.

In 2014, the Board formed a Corporate Governance and Nominating Committee which is appointed by the Board to: (1) identify individuals qualified to serve as members of the Board and, where appropriate, recommend individuals to be nominated by the Board for election by the stockholders or to be appointed by the Board to fill vacancies consistent with the criteria approved by the Board; (2) develop and periodically evaluate and recommend changes to Amedica’s Corporate Governance Guidelines and Code of Ethics, and to review the Company’s policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its stakeholders; and (3) oversee an annual evaluation of the performance of the Board. The current members of the Corporate Governance and Nominating Committee are Eric A. Stookey (Chairman), Jeffrey S. White and David W. Truetzel, and the Board has determined that each of the members of the Corporate Governance and Nominating Committee is “independent” under the standard set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules. The Corporate Governance and Nominating Committee did not meet in 2014. The independent directors of the Board handled corporate governance and nominating duties for the Company during 2014. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors, which sets forth the responsibilities and powers delegated by the Board to the Corporate Governance and Nominating Committee.

The Audit Committee is currently comprised of the following members: David W. Truetzel (Chairman), Eric A. Stookey and Jeffrey S White. The Audit Committee provides oversight for financial reporting matters, internal controls, and compliance with the Company’s financial policies, and meets with its auditors when appropriate. The Audit Committee met six (6) times in 2014, and all director members of the committee attended 100% of the meetings. The Board has determined that David W. Truetzel is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K. Further, the Board has determined that each of David W. Truetzel, Jeffrey S. White and Eric A Stookey are “independent” under the standard set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules. The Audit Committee operates under a written charter adopted by the Board of Directors, which sets forth the responsibilities and powers delegated by the Board to the Audit Committee.

The Compensation Committee of the Board is comprised of the following members: Jeffrey S. White, (Chairman), David W. Truetzel and Eric A. Stookey. The Board has determined that each of David W. Truetzel, Jeffrey S. White and Eric A Stookey are “independent” under the standard set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules. The Compensation Committee recommends to the Board for determination compensation of our executive officers, including the chief executive officer, and addresses salary and benefit matters for other key personnel and employees of the Company. The Compensation Committee met four (4) times in 2014, and all director members of the committee attended 100% of the meetings. The Compensation Committee operates under a written charter adopted by the Board of Directors, which sets forth the responsibilities and powers delegated by the Board to the Compensation Committee.

Corporate Governance Guidelines and Code of Ethics

In 2014, the Board adopted Corporate Governance Guidelines for Amedica. Under the Guidelines, the Audit Committee is required to conduct, at least annually, an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by the Audit Committee. For purposes of this review, “related party transactions” means transactions required to be disclosed pursuant to Item 404 of Regulation S-K adopted by the Commission, which are related party transactions we report in this proxy statement.

The bylaws of the Company provide that no contract or transaction between Amedica and one or more of its directors or officers, or between Amedica and any other corporation, firm, association, or other organization in which one or more of its directors or officers are financially interested, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee that authorizes or approves the contract or transaction, or because their votes are counted for such purpose, provided that:

•	the material facts as to his, her, or their relationship or interest as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and noted in the minutes, and the Board of Directors or committee, authorizes the contract or transaction in good faith by the affirmative vote of a majority of disinterested directors, even though the disinterested directors are less than a quorum;

•	the material facts as to his, her, or their relationship or interest as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

•	the contract or transaction is fair as to Amedica as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders.

Under the Company’s Code of Ethics, an officer has an obligation to disclose to the Board of Directors or appropriate committee any situation that may present a conflict of interest between Amedica and the officer.

Role of the Board in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of the risks that we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through our Board of Directors as a whole, as well as through various standing committees of the Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors oversight of the performance of our internal audit function. Our Corporate Governance and Nominating Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Audit Committee Report

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2014 and internal controls over financial reporting with our management and our independent registered public accounting firm. Further, the Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), other standards of the PCAOB, rules of the SEC, and other applicable regulations, relating to the firm’s judgment about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has received the written disclosures and the letter from our independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, which relate to our independent registered public accounting firm’s independence from our Company, and has discussed with our independent registered public accounting firm its independence from our Company. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with maintaining the firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from our Company and our management. The Audit Committee has also discussed with our management and our independent registered public accounting firm such other matters and received such assurances from them as it has deemed appropriate.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of our internal control over financial reporting. In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. As part of this process, the Audit Committee continues to monitor the scope and adequacy of our internal auditing program.

Based on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that our audited consolidated financial statements for the year ended December 31, 2014 and management’s assessment of the effectiveness of our internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC. The Audit Committee has selected, and the Board of Directors has approved, subject to stockholder ratification, the selection of Mantyla McReynolds LLC as our independent registered public accounting firm for the year ending December 31, 2015.

Respectfully submitted,

David W. Truetzel, Chairman

Eric A. Stookey

Jeffrey S. White

Section 16(a) Filing Compliance

Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) requires officers and directors of Amedica and persons who own more than ten percent of a registered class of its equity securities to file reports of ownership and changes in their ownership on Forms 3, 4 and 5 with the Commission, and forward copies of such filings to the Company. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year, except with respect to one late Form 4 filing concerning certain shares owned by Mr. A Karl Kipke and two Form 4 filings concerning shares owned by David W. Truetzel.

EXECUTIVE COMPENSATION

The following discussion relates to the compensation of our “named executive officers.”

Summary Compensation Table

The following table sets forth information about certain compensation awarded or paid to our named executive officers for the 2013 and 2014 fiscal years.

Name and Principal Position	Year	Salary	Bonus (1)	Non-Equity Incentive Plan Compensation	Stock Awards (2)	Option Awards (2)	All Other Comp (3)	Total Compensation
B. Sonny Bal (4)	2014	$79,423	$—	$—	$36,812	$—	$40,458	$156,693
Chief Executive Officer	2013	$—	$—	$—	$10,200	$—	$26,000	$36,200

Eric K. Olson (5)	2014	$298,951	$52,500	$—	$2,398,204	$210,900	$8,267	$2,968,822
Chief Executive Officer	2013	$315,192	$—	$—	$442,000	$—	$34,075	$791,267

Kevin Davis (6)	2014	$221,154	$33,750	$—	$858,889	$140,600	$19,594	$1,273,987
Chief Operating Officer	2013	$190,688	$26,201	$—	$76,552	$—	$12,940	$306,381

Kevin Ontiveros (7)	2014	$250,000	$37,500	$—	$708,308	$140,600	$10,748	$1,147,156
Chief Legal Officer	2013	$224,519	$—	$—	$44,211	$—	$7,086	$275,816

Jay Moyes (8)	2014	$214,191	$—		$1,723,361	$—	$10,748	$1,948,300
Chief Financial Officer	2013	$50,000	$100,000	$—	$340,202	$—	$30,288	$520,490

(1)	Amount reflects a management retention bonus paid in August 2014, unless otherwise noted.
(2)	These columns represent the aggregate grant date fair value of restricted stock awards and stock option awards granted during the year indicated, in accordance with ASC Topic 718 and do not correspond to the actual value that may be realized by the named executives.
(3)	Amount reflects the aggregation of any matching of 401(k) contributions and employee benefit insurance premiums paid by us, unless otherwise noted.
(4)	Dr. Bal’s 2014 salary reflects the pro-rated amount of Dr. Bal’s annual salary of $375,000 that was paid to Dr. Bal since the beginning of his employment with us on September 30, 2014 through the end of the 2014 fiscal year. All other comp includes board member attendance fees paid to Dr. Bal for his service as a member of our board of directors prior to the commencement of his employment with us on September 30, 2014.
(5)	Mr. Olson terminated his employment with us on September 30, 2014.
(6)	Mr. Davis’s 2013 bonus reflects a bonus paid for achievement of certain corporate objectives. Mr. Davis terminated his employment with us on January 8, 2015.
(7)	Mr. Ontiveros terminated his employment with us on January 8, 2015.
(8)	Mr. Moyes terminated his employment with us on August 8, 2014. The 2013 salary reflects the pro-rated amount of Mr. Moyes’s annual salary of $325,000 that was paid to Mr. Moyes since the beginning of his employment with us on October 30, 2013 through the end of the 2013 fiscal year. The 2013 bonus reflects the signing bonus that was paid to Mr. Moyes upon the commencement of his employment. All other comp for 2013 includes $27,185 of board member attendance fees paid to Mr. Moyes for his service as a member of our board of directors prior to the commencement of his employment with us.

Narrative Disclosure to Summary Compensation Table

Base Salaries. The base salaries for our named executive officers were determined by our compensation committee after reviewing a number of factors, including:

•	the responsibilities associated with the position held by each of our executive officers and where that position fits within our overall corporate structure;

•	the seniority of the individual executive’s position;

•	the base salary level of each executive officer in prior years;

•	our overall financial position; and

•	for executive officers other than our Chief Executive Officer, recommendations made by our Chief Executive Officer.

2014 Compensation

On January 27, 2014, our board approved grants of RSUs to our named executive officers in the aggregate amount of 989,350 shares, as detailed below. The RSUs were issued April 1, 2014, the effective date of the registration statement on Form S-8 registering the shares of common stock underlying the RSUs. The RSUs expire three years from the date of grant and vested in November 2014.

Name and Title	Grant Amount
Eric K. Olson
Chief Executive Officer and President	417,079

Jay M. Moyes
Chief Financial Officer	299,715

Kevin Davis
Chief Operations Officer	149,372

Kevin Ontiveros
Chief Legal Officer	123,184

Base Salaries for 2014. There were no increases in base salaries for our named executive officers in 2014. This was due to the fact that base salaries for each of the named executive officers were established by the Board in October 2013 and the Board felt that the adjustments made at that time were appropriate to carry forward to 2014.

Executive Retention Program. In August 2014, the Company entered into an Executive Retention Program and Agreement (the “Retention Agreement”) with Eric Olson, Kevin Davis and Kevin Ontiveros. Pursuant to the terms of the Retention Agreement any restricted stock units previously granted to a named executive officer became fully vested upon the earlier to occur of: (i) the Company’s termination of such named executive officer’s employment without cause (and other than due to his death or disability), (ii) the named executive officer’s resignation from his employment with the Company for any reason, (iii) the consummation of a change in control of the Company, and (iv) the expiration of the Lock-Up Agreement previously entered into by such named executive officer and JMP Securities LLC in connection with the Company’s initial public offering and amended on August 8, 2014 (the “Amended Lock-Up Agreement”). Pursuant to the terms of the Amended Lock-Up Agreement, each named executive officer agreed to extend the sale and other restrictions set forth in the Lock-Up Agreement until the earlier of: (i) November 15, 2014 or (ii) the issuance of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. If not previously vested pursuant to the terms of the Retention Agreement, the shares of the Company’s common stock to be issued to a named executive officer upon the vesting of restricted stock units will occur upon the date of the expiration of the Amended Lock-Up Agreement, provided that in the event the window is closed for trading in securities of the Company on such date, then the shares of the Company’s common stock shall not be issued until such date as the trading window is open but in no event later than March 15, 2015.

The Retention Agreement also provided for two retention payments to be made to each named executive officer as well as a the grant of a stock option on August 13, 2014 under the Company’s Amended and Restated 2012 Equity Incentive Plan. The first retention payment is in an amount equal to 15% of his base salary and provides that should the named executive officer terminate his employment with the Company voluntarily prior to December 31, 2014, other than for certain specific reasons, the named executive officer must repay to the Company the net amount of the such retention payment. The second retention payment in an amount equal to 20% of the named executive officer’s base salary is payable on June 30, 2015 provided that the named executive officer continues to be employed by the Company on that date and has not given notice of his resignation prior to such date. To that effect, Eric K. Olson, the Company’s President and Chief Executive Officer received an initial retention payment in the amount of $52,500 and a stock option award for 150,000 shares of common stock. Kevin Davis, the Company’s Chief Operations Officer, received an initial retention payment in the amount of $33,750 and a stock option award for 100,000 shares of common stock. Kevin Ontiveros, the Company’s Chief Legal Officer, received an initial retention payment in the amount of $37,500 and a stock option award for 100,000 shares of common stock. The option awards vest over a three year period as to 16.67% of the shares on every 6 month anniversary of the grant date as long the executive is employed by the Company on each vesting date and vesting shall be accelerated as per the terms of this Agreement. The option exercise price is equal to the Fair Market Value (as defined in the Plan) of a share of common stock as of the grant date. The option terminates on the sooner of the 90 day anniversary of termination of employment or 10 years from the date of award.

2013 Compensation

In January 2013, we offered to each employee and director that held options to acquire shares of our common stock awarded under the 2003 Plan the opportunity to exchange such options for RSUs to be issued under the 2012 Plan on a one-for-one basis. As a result of the exchange offer, 93,968 RSUs were issued under the 2012 Plan in February 2013. Messrs. Olson and Davis exchanged stock options and received 23,279 and 6,790 RSUs, respectively. Mr. Moyes and Mr. Ontiveros did not have options eligible for conversion. The RSUs have all vested.

In June 2013, in lieu of granting stock options, our board approved a grant of RSUs under the 2012 Plan to our named executive officers. Messrs. Olson, Davis and Ontiveros received 1,940, 970 and 970 RSUs, respectively. The RSUs have all vested.

On October 27, 2013, our board approved the hiring of Mr. Moyes as our Chief Financial Officer at an annual base salary of $325,000 and provided Mr. Moyes with a signing bonus of $100,000 which was paid on his first day of employment. In connection with his hiring, our board approved a grant of 58,197 RSUs to Mr. Moyes under the 2012 Plan, of which (i) 19,399 RSUs vested on his first day of employment, (ii) 19,399 RSUs vested on January 27, 2014 and (iii) 19,399 RSUs vested on February 12, 2014. Mr. Moyes left the employ of the Company in August 2014 and forfeited all of his RSUs back to the Company.

Our board authorized salary increases for each of our named executive officers effective as of October 30, 2013. Accordingly, Mr. Olson’s salary was increased from $300,000 to $350,000, Mr. Davis’s salary was increased from $185,000 to $225,000 and Mr. Ontiveros’s salary was increased from $225,000 to $250,000. Mr. Moyes did not receive a salary increase as he had just begun his employment with the Company at the time of salary increases.

Mr. Davis was awarded a bonus in 2013 in the amount $26,201 for achievement of certain corporate objectives.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding equity awards held by our named executive officers as of December 31, 2014:

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration Date	Number of Securities Underlying Stock Awards (#)		Award Grant Date
Name	Exercisable	Unexercisable			Vested	Not Vested
B. Sonny Bal	388	—	$25.77	12/19/2017	—	—	—
	1,552	—	$25.77	3/15/2022	—	—	—
	291	—	$25.77	12/11/2016	—	—	—
	388	—	$25.77	2/12/2016	—	—	—

Eric K. Olson	—	—	$—	—	417,079	—	1/27/2014
	—	—	$—	—	1,940	—	6/19/2013
	—	—	$—	—	23,279	—	2/20/2013

Kevin Davis	100,000	—	$2.95	8/13/2024	149,372	—	1/27/2014
	—	—	$—	—	970	—	6/19/2013
	—	—	$—	—	6,790	—	2/20/2013

Kevin Ontiveros	100,000	—	$2.95	8/13/2024	123,184	—	1/27/2014
	—	—	$—	—	970	—	6/19/2013
	—	—	$—	—	1,552	—	3/1/2013

Jay Moyes	—	—	$—	—	—	—	—

401(k) Plan

We offer our executive officers, including our named executive officers, retirement benefits, including participation in our tax-qualified profit sharing plan that includes a “cash-or-deferred” (or 401(k)) feature in the same manner as other employees. The plan is intended to satisfy the requirements of Section 401 of the Internal Revenue Code. Our employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have a like amount contributed to the plan. In addition, we may make discretionary and/or matching contributions to the plan in amounts determined annually by our board. We currently elect to match the contributions of our employees who participate in our 401(k) plan as follows: a match of 100% on the first 3% of compensation contributed by a plan participant and a match of 50% on amounts above 3%, up to 5%, of compensation contributed by a plan participant.

Potential Payments upon Termination or Change in Control

We had entered into certain agreements and maintained certain plans that may have required us to make certain payments and/or provide certain benefits to the executive officers named in the Summary Compensation Table in the event of a termination of employment or change in control. Because none of the named executive officers are currently employed by the Company all of such agreements and plans have been terminated and are no longer in effect for such named executive officers.

Code of Ethics Violations

It is our policy under our Code of Ethics to take appropriate action against any executive officer whose actions are found to violate the Code or any other policy of Amedica. Disciplinary actions may include immediate termination of employment and, where Amedica has suffered a loss, pursuing its remedies against the executive officer responsible. Amedica will cooperate fully with the appropriate authorities where laws have been violated.

Option Exercises and Stock Vested

During 2014, there were no shares acquired by any of the named executive officers upon vesting of any restricted or other stock awards. During 2014, there were no shares acquired by any of the named executive officers by exercised stock options.

Board Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2014 to each of our non-employee directors except fees paid to Dr. Bal for his service as a director prior to his employment with the Company are included in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash	Value of Stock Awards (1)	Value of Option Grants (1)	Total
Max E. Link (2)	$26,025	$36,812	$—	$62,837
David W. Truetzel	$100,750	$114,891	$38,615	$254,256
Jeffrey S. White (3)	$54,750	$—	$12,899	$67,649
Eric A. Stookey (4)	$11,375	$—	$12,899	$24,274

(1)	These columns represent the aggregate grant date fair value of restricted stock awards and stock option awards granted during the year indicated, in accordance with ASC Topic 718 and do not correspond to the actual value that may be realized by the directors.
(2)	Mr. Link resigned from our board of directors in August 2014.
(3)	Mr. White joined our board of directors in January 2014.
(4)	Mr. Stookey joined our board of directors in October 2014.

During 2014, we compensated each of the non-employee members of our Board in accordance with the following annual retainer and meeting fees (paid on a quarterly basis):

• Board member Annual Retainer	$20,000
• Board Chair Annual Additional Retainer	$10,000
• Committee Chair Annual Retainer	$7,500
• Committee member Annual Retainer	$3,750
• Board meeting-in person attendance	$1,500
• Board meeting-telephonic attendance	$1,000
• Committee meeting attendance	$1,500
• Committee meeting-telephonic attendance	$1,000

In September 2014 and continuing until the Corporation hires a new chief financial officer or until the Board resolves otherwise, the compensation for the chair of the Corporation’s Audit Committee, Mr. David Truetzel, includes a quarterly cash payment of $45,000 and a quarterly stock option award of 45,000 shares of common stock under the Company’s 2012 Equity Incentive Plan. All stock option awards vest in their entirety one year from the date of award.

Starting in 2015, our Board approved the following compensation schedule for non-employee directors (paid on a quarterly basis):

•	Annual Retainer of $40,000 paid in four equal installments of $10,000 each at the beginning of each calendar quarter;

•	$1,000 for each board and committee meeting attended in person;

•	$500 for each board and committee meeting attended via telephone or other remote medium; and

•	Reimbursement of reasonable expenses as supported by documentation and receipts.

In addition, starting in 2015, a new Board appointee will receive an award of 40,000 stock options upon appointment. Further, each member of the Board will also be awarded an option grant for 15,000 stock options on an annual basis.

Report of Compensation Committee on Executive Compensation

Jeffrey S. White is the Chairman of the Compensation Committee and Eric A. Stookey and David W. Truetzel serve on the Committee. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on that review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Jeffrey S. White, Chairman

Eric A. Stookey

David W. Truetzel

2012 Equity Incentive Plan

The Amedica 2012 Equity Incentive Plan was adopted by our Board in September 2012 and approved by our stockholders by written consent on February 5, 2014. Please see the description of this plan presented below under “PROPOSAL NO. 1—INCREASE NUMBER OF SHARES AVAILABLE FOR AWARDS UNDER THE 2012 EQUITY INCENTIVE PLAN.”

Certain Relationships and Related Person Transactions

The following includes a summary of transactions since January 1, 2013 to which we have been a party, in which the amount involved in the transaction exceeded the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our common stock, on an as converted basis, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” With the approval of our board of directors, we have engaged in the transactions described below with our directors, executive officers and beneficial owners of more than 5% of our common stock at the time of the transactions, on an as converted basis, and affiliates of our directors, executive officers and 5% stockholders.

Warrant Restructuring and Private Placement of Common Stock

In March 2013, we amended the terms of certain of the common stock warrants issued in connection with the issuance of the Senior Secured Notes to further lower the exercise prices thereof from $25.77 per share to $17.53 per share. We then issued an aggregate of 178,516 shares of our common stock to 33 accredited investors upon exercise of the amended common stock warrants and the sale of additional shares of our common stock to other investors in the offering at $17.53 per share. We also issued to investors who exercised their common stock warrants new warrants to purchase an aggregate of 76,455 shares of our common stock at an exercise price of $17.53 per share. We issued an aggregate of 53,347 shares of our common stock and new warrants to purchase up to 17,773 shares of our common stock at an exercise price of $17.53 per share to the following directors, officers and beneficial owners of more than 5% of our common stock at the time of the transaction, on an as converted basis, and their affiliates:

Name	Common Stock upon Exercise of Warrants	New Common Stock	New Common Stock Warrants
Allan R. Lyons(1)	9,214	—	9,214
Kevin Murphy	8,558	—	8,558
Karl Kipke(2)	—	53,347	—

(1)	Represents the exercise of common stock warrants by, and issuance of common stock warrants to, Vestal. Mr. Lyons is the managing member and sole owner of 21st Century Strategic Investment Planning, LLC, the general partner of Vestal.
(2)	Represents 53,347 shares of common stock purchased by Hampshire Med Tech Partners, LP. Mr. Kipke is the managing member of Hampshire Med Tech, its general partner.

Private Placement of Series F Convertible Preferred Stock

In August 2013 and September 2013, we issued an aggregate of 94.8 units, each unit consisting of 50,000 shares of our Series F convertible preferred stock and a warrant to acquire 970 shares of our common stock at an exercise price of $25.77 per share, to 45 accredited investors at $100,000 per unit. This resulted in our issuance of an aggregate of 4,740,000 shares of our Series F convertible preferred stock and warrants to purchase an aggregate of 91,951 shares of our common stock, including an aggregate of 1,125,000 shares of our Series F convertible preferred stock and warrants to purchase an aggregate of 21,824 shares of our common stock to the following directors, officers and beneficial owners of more than 5% of our common stock, on an as converted basis, and their affiliates:

Name	Number of Units	Purchase Price	Number of Shares of Series F Convertible Preferred Stock	Common Stock Warrants
Max E. Link, Ph.D.	2.0	$200,000	100,000	1,940
B. Sonny Bal, M.D.	1.5	$150,000	75,000	1,455
David W. Truetzel(1)	1.0	$100,000	50,000	970
Jay M. Moyes(2)	0.5	$50,000	25,000	485
George Singer(3)	1.0	$100,000	50,000	970
Allan R. Lyons(4)	3.5	$350,000	175,000	3,395
James G. Koman(5)	1.0	$100,000	50,000	970
Kevin Murphy(6)	12.0	$1,200,000	600,000	11,639

(1)	Investment made by Truetzel Revocable Trust, of which Mr. Truetzel and his spouse are the sole beneficiaries.
(2)	Investment made by Drayton Investments, LLC, of which Mr. Moyes is a managing member.
(3)	Consists of 50% of the investment made by Singer Bros. LLC. Mr. Singer is a 50% owner and a managing member of Singer Bros. LLC. Mr. Singer resigned from our board of directors in September 2013.
(4)	Investment made by Vestal. Mr. Lyons is the managing member and sole owner of 21st Century Strategic Investment Planning, LLC, the general partner Vestal.
(5)	Investment made by MSK, of which Mr. Koman is the managing member.
(6)	In connection with the sale and issuance of certain of the units in this financing, we also issued to TGP Securities, Inc., an entity controlled by Mr. Murphy, warrants to purchase 9,311 shares of our common stock at an exercise price of $56.70 per share and paid a cash commission of $480,000 to TGP Securities, Inc., neither of which are reflected in the table.

Transactions with Creation Capital, LLC and Creation Capital Advisors, LLC

Mr. Gregg R. Honigblum, the Chief Executive Officer and a 50% co-owner of each of Creation Capital LLC, or Creation Capital, and Creation Capital Advisors, LLC, or Creation Advisors, served on our board of directors from 2006 until September 2013. In connection with the private placement of our Senior Secured Notes Creation Capital served as our placement agent In February 2012, when we issued an additional $5.0 million Senior Secured Note to Hampshire Med Tech Partners, LP, we paid Creation Capital an $212,500 as commissions.

In June 2012, we entered into a financial advisor consulting agreement with Creation Advisors, pursuant to which we agreed to extend the termination date of certain Series C convertible preferred stock warrants previously issued to Creation Capital from February 2013 to February 2018.

In connection with the conversion of our Senior Secured Notes in December 2012, we agreed to pay Creation Advisors a strategic financial advisory fee in the amount of approximately $447,000. We agreed to pay half of the advisory fee, approximately $223,000 in December 2012 and the remaining half within 24 months, which we paid in September 2013. Karl Kipke, who beneficially owned more than 5% of our common stock at that time, received $60,000 from Creation Advisors in 2012, as a consultant for Creation Advisors, for advising us at this time on our financing options.

In connection with the warrant restructuring and private placement of common stock in March 2013, we paid Creation Advisors a strategic financial advisory fee of approximately $250,000. In October 2013, we entered into a one-year consulting agreement for financial advisory services with Creation Advisors in which Creation Advisors received compensation of up to $180,000 in cash (payable $15,000 per month). We paid $45,000, under this agreement, during the year ended December 31, 2013. We paid $45,000 under this agreement during the year ended December 31, 2014. This agreement was terminated in March 2014 and as consideration for termination of the agreement, the Company paid $60,000 and issued 50,000 restricted shares of common stock, valued at $372,000, to Creation Advisers.

PROPOSAL NO. 1

INCREASE NUMBER OF SHARES AVAILABLE FOR AWARDS UNDER THE 2012 EQUITY INCENTIVE PLAN

The Amedica 2012 Equity Incentive Plan (the “2012 Plan”) was adopted by our Board in September 2012 and approved by our stockholders by written consent on February 5, 2014. In November 2013 and January 2014 our Board subsequently approved certain amendments to the 2012 Plan which were approved by the stockholders in February 2014.

The Board believes that stock-based incentives are essential to attract and retain the services of individuals who are likely to make significant contributions to our success, to encourage ownership of our common stock by employees and directors, and to promote our success by providing both rewards for exceptional performance and long-term incentives for future contributions to the Company.

The 2012 Plan currently authorizes the issuance of up to 3,568,181 shares of common stock (or 12% of outstanding shares at March 31, 2015) pursuant to awards granted under the Plan. Of those shares, 3,202,106 have been issued or are subject to outstanding awards, leaving only 366,875 shares available for future awards. The Board of Directors does not believe that the number of shares available for issuance under the 2012 Plan is sufficient in light of our compensation strategy and objectives. Accordingly, the Board is proposing to increase the number of shares available under the 2012 Plan by 1,000,000 shares, from 3,568,181 to 4,568,181, increasing the percentage ratio of the amount of shares available under the Plan to 5% of outstanding shares as of March 31, 2015.

The Board recommends that shareholders approve amendment of the Plan in order to allow the Company to continue to offer stock options and alternative equity awards to employees, directors and consultants as part of its overall compensation package. The material features of the 2012 Plan are summarized below.

Material Features of the 2012 Plan

The 2012 Plan is intended to encourage ownership of common stock by our employees and directors and certain of our consultants in order to attract and retain such people, to induce them to work for the benefit of us and to provide additional incentive for them to promote our success. The number of shares of our common stock reserved for issuance under the 2012 Plan is 3,000,000, which number is automatically increased on January 1 of each of year by the lesser of (i) 568,181 shares of our common stock on such date, (ii) 5% of the number of outstanding shares of our common stock on such date, and (iii) such other amount determined by the board through the termination of the 2012 Plan.

Types of Awards. The 2012 Plan provides for the granting of incentive stock options, NQSOs, stock grants and other stock-based awards, including RSUs.

•	Incentive and Nonqualified Stock Options. The plan administrator determines the exercise price of each stock option. The exercise price of an NQSO may not be less than the fair market value of our common stock on the date of grant. The exercise price of an incentive stock option may not be less than the fair market value of our common stock on the date of grant if the recipient holds 10% or less of the combined voting power of our securities, or 110% of the fair market value of a share of our common stock on the date of grant otherwise.

•	Stock Grants. The plan administrator may grant or sell stock, including restricted stock, to any participant, which purchase price, if any, may not be less than the par value of shares of our common stock. The stock grant will be subject to the conditions and restrictions determined by the administrator. The recipient of a stock grant shall have the rights of a stockholder with respect to the shares of stock issued to the holder under the 2012 Plan.

•	Stock-Based Awards. The administrator of the 2012 Plan may grant other stock-based awards, including stock appreciation rights, phantom stock awards and RSUs, with terms approved by the administrator, including restrictions related to the awards. The holder of a stock-based award shall not have the rights of a stockholder until shares of our common stock are issued pursuant to such award.

Plan Administration. Our board is the administrator of the 2012 Plan, except to the extent it delegates its authority to a committee, in which case the committee shall be the administrator. Our board has delegated this authority to our compensation committee. The administrator has the authority to determine the terms of awards, including exercise and purchase price, the number of shares subject to awards, the value of our common stock, the vesting schedule applicable to awards, the form of consideration, if any, payable upon exercise or settlement of an award and the terms of award agreements for use under the 2012 Plan.

Eligibility. Our board will determine the participants in the 2012 Plan from among our employees, directors and consultants. A grant may be approved in advance with the effectiveness of the grant contingent and effective upon such person’s commencement of service within a specified period.

Termination of Service. Unless otherwise provided by our board or in an award agreement, upon a termination of a participant’s service, all unvested options then held by the participant will terminate and all other unvested awards will be forfeited.

Transferability. Awards under the 2012 Plan may not be transferred except by will or by the laws of descent and distribution, unless otherwise provided by our board in its discretion and set forth in the applicable agreement, provided that no award may be transferred for value.

Adjustment. In the event of a stock dividend, stock split, recapitalization or reorganization or other change in change in capital structure, our board will make appropriate adjustments to the number and kind of shares of stock or securities subject to awards.

Corporate Transaction. If we are acquired, our board of directors (or compensation committee) will: (i) arrange for the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company) to assume or continue the award or to substitute a similar award for the award; (ii) cancel or arrange for cancellation of the award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for such cash consideration, if any, as our board of directors in its sole discretion, may consider appropriate; or (iii) make a payment, in such form as may be determined by our board of directors equal to the excess, if any, of (A) the value of the property the holder would have received upon the exercise of the award immediately prior to the effective time of the transaction, over (B) any exercise price payable by such holder in connection with such exercise. In addition in connection with such transaction, our board of directors may accelerate the vesting, in whole or in part, of the award (and, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such transaction and may arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us with respect to an award.

Amendment and Termination. The 2012 Plan will terminate on September 6, 2022 or at an earlier date by vote of the stockholders or our board; provided, however, that any such earlier termination shall not affect any awards granted under the 2012 Plan prior to the date of such termination. The 2012 Plan may be amended by our board, except that our board may not alter the terms of the 2012 Plan if it would adversely affect a participant’s rights under an outstanding stock right without the participant’s consent. Stockholder approval will be required for any amendment to the 2012 Plan to the extent such approval is required by law, include the Internal Revenue Code or applicable stock exchange requirements.

Amendment of Outstanding Awards. The administrator may amend any term or condition of any outstanding award including, without limitation, to reduce or increase the exercise price or purchase price, accelerate the vesting schedule or extend the expiration date, provided that no such amendment shall impair the rights of a participant without such participant’s consent.

Federal Income Tax Consequences of the Plan

The federal income tax consequences of grants under the Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as the consequences may vary with the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our common stock or payment of cash under the Plan. Future appreciation on shares of our common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of our common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

•	If shares of our common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

•	If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

•	A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the Plan may be designated as qualified performance-based compensation if the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may permit a grantee to satisfy our withholding obligation with respect to grants paid in shares of our common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

The affirmative vote of the holders of a majority of the common shares voted on the proposal and represented at the annual meeting in person or by proxy is required to approve the amendment to the 2012 Plan. The Board of Directors recommends that you vote FOR this proposal.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF MANTYLA MCREYNOLDS LLC

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

The Audit Committee has selected and appointed the firm of Mantyla McReynolds LLC as the independent registered public accounting firm to examine our financial statements for the year ended December 31, 2015. Mantyla McReynolds LLC audited our financial statements for 2014. We do not expect representatives of Mantyla McReynolds LLC will attend the annual meeting.

Ratification of the selection of Mantyla McReynolds LLC is not required by our bylaws or otherwise. The Board is submitting the selection to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time after the annual meeting if it determines such a change would be in the interests of Amedica and its stockholders.

Accountant Fees and Services

The aggregate fees and expenses from our principal accounting firms, Mantyla McReynolds LLC for 2014 and Ernst and Young LLP for 2013, for fees and expenses incurred during fiscal years ended December 31, 2014 and 2013, were as follows (in thousands):

	Year Ended December 31,
	2014	2013
Audit fees (1)	$167,410	$1,187,300
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—

	$167,410	$1,187,300

(1)	Audit fees consist of fees incurred for professional services rendered for the audit of our annual financial statements and review of the quarterly financial statements that are normally provided by auditors in connection with regulatory filings or engagements. For the year ended December 31, 2013, audit fees also includes fees related to our initial public offering and review of documents filed with the SEC. For the year ended December 31, 2014, audit fees also include fees related to review of documents filed with the SEC.

Each of the permitted non-audit services has been pre-approved by the Audit Committee or the Audit Committee’s Chairman pursuant to delegated authority by the Audit Committee, other than de minimus non-audit services for which the pre-approval requirements are waived in accordance with the rules and regulations of the Securities and Exchange Commission.

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by our independent auditors before the accountant is engaged to render these services. The Audit Committee may consult with management in the decision-making process, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the designees present the pre-approvals to the full committee at the next committee meeting.

The affirmative vote of the holders of a majority of the common shares voted on the proposal and represented at the annual meeting in person or by proxy is required to ratify the selection of Mantyla McReynolds LLC. The Board of Directors recommends that you vote FOR this proposal.

PROPOSAL NO. 3

APPROVAL OF THE ISSUANCE BY THE COMPANY, IN ACCORDANCE WITH A SECURITIES PURCHASE AGREEMENT DATED JUNE 30, 2014, OF COMMON STOCK EQUAL TO 20% OR MORE OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK ON JUNE 30, 2014 AT A PRICE THAT MAY BE LESS THAN THE GREATER OF BOOK OR MARKET VALUE OF THE COMPANY’S COMMON STOCK.

Terms of the Transaction

On June 30, 2014, we entered into a securities purchase agreement (the “Purchase Agreement”), with MG Partners II Ltd., an affiliate of Magna (the “Investor”). Pursuant to the Purchase Agreement, the Company sold the Investor an initial unsecured senior convertible note with an original principal amount of $2.9 million (the “Initial Convertible Note”), for a purchase price of $2.5 million. Subsequently, upon satisfaction of certain conditions set forth in the Purchase Agreement, the Company sold the Investor an additional unsecured senior convertible note with an original principal amount of $3.5 million (the “Additional Convertible Note” and, with the Initial Convertible Note, referred to herein collectively as, the “Convertible Notes”), for a fixed purchase price of $3.5 million.

With respect to the Initial Convertible Note, a total of $400,000 of the outstanding principal amount was automatically extinguished (without any cash payment by the Company) in August 2014 due to satisfaction of certain covenants by the Company contained in the Purchase Agreement.

In addition, in connection with the Purchase Agreement, the Company issued the Investor a warrant (the “Warrant”) to purchase up to 568,889 shares of Common Stock at an exercise price of $4.65 per share. The Warrant was to expire on June 30, 2016.

On April 1, 2015, we entered into an Amendment and Exchange Agreement (the “Amendment Agreement”) with the Investor providing for the issuance of a new senior convertible note in the principal amount of $6.4 million (the “Exchange Convertible Note”) in exchange for the original Convertible Notes and the Warrant. As a result, the Convertible Notes and the Warrant were cancelled. The principal terms of the Exchange Convertible Note and the Purchase Agreement, as amended by the Amendment Agreement, are provided below.

Description of the Exchange Convertible Note

The Exchange Convertible Note matures on June 30, 2016, provided however, that if, as of June 30, 2016, the Company has satisfied certain equity conditions described below, the maturity date shall be extended to June 30, 2017. The equity conditions include requirements that: there be an effective registration statement covering the sale of the shares of common stock received in a conversion by the Investor or that such shares be eligible for resale under Rule 144 of the Securities Exchange Act of 1933, as amended; that the shares be listed on an eligible exchange or designated for quotation, as applicable; and, that the stockholders shall have approved a resolution providing for the issuance of all the shares of common stock issuable in the transaction. The Exchange Convertible Note accrues interest at an annual rate of 6.0%.

The Exchange Convertible Note is convertible at any time after issuance, in whole or in part, at the Investor’s option, into shares of Common Stock at an initial conversion price equal to $1.00 per share provided that that if on May 29, 2015, 120% of the quotient of (x) the sum of the volume weighted average price (“VWAP”) of the Common Stock of each Trading Day during the five (5) Trading Day period ending on and including the Trading Day immediately prior to May 29, 2015, divided by (y) five (5) is greater than $1.00, then that price shall be the Conversion Price then in effect. Additionally, the Exchange Convertible Note may not be converted at a price less than $0.20 per share. The Exchange Convertible Note provides that with respect to each conversion notice delivered by Investor to Company, the Investor shall be able to convert the Exchange Convertible Note, in whole or in part, at a price equal to the greater of (x) $0.20 and (y) the lower of (i) the Conversion Price and (ii) a price equal to 80% of the lowest daily VWAP of the Common Stock during the five (5) consecutive Trading Day period prior to such Conversion Date (the “Alternate Conversion Price”).

The Exchange Convertible Note also provides that in the event on any conversion date, the applicable conversion price for that date is greater than the closing bid price as of the trading day immediately preceding such applicable conversion date (a “Make-Whole conversion”) then the Investor shall be entitled to additional shares of common stock should the Investor subsequently sell the shares issued in the conversion for a price less than the conversion price used on the conversion date. The number of shares to be issued shall equal the greater of zero and the quotient of (1) the difference of the (x) the aggregate amount of principal and interest of the Exchange Convertible Note converted into common shares during a quarter in which a Make-Whole Conversion occurred (less any conversion amount relating to shares of common stock that have not been resold during that quarter) minus (y) the aggregate gross consideration received by the Investor on the resale of any common shares received by the Investor on conversions occurring during that quarter divided by (2) the Alternate Conversion Price on the date of the Make-Whole Conversion.

As long as the Exchange Convertible Note is outstanding and for so long as the Investor or its affiliates beneficially own any of the shares of Common Stock issuable upon conversion of the Exchange Convertible Note, they may not engage in any “short sale” transactions in the Common Stock. In addition, the Investor has agreed that unless otherwise mutually agreed upon, the Investor, upon conversion of the Exchange Convertible Note, shall not sell more than the greater of: (i) $125,000 of Common Stock, in any five (5) consecutive trading day period, or (ii) 15% of the daily trading volume of the Common Stock on any given trading day. If, however, on any given trading day more than $250,000 of the Common Stock is traded, the Investor may trade up to 33% of the daily trading volume on that day (the “Investor Restrictions”). Furthermore, the Investor Restrictions will be removed on any day the price of the stock trades below $0.50.

The Exchange Convertible Note includes customary event of default provisions. The Exchange Convertible Note provides for a default interest rate of 18%. Upon the occurrence of an event of default, Investor may require the Company to pay in cash the “Event of Default Redemption Price” which is defined in the Exchange Convertible Note to mean the greater of (i) the product of (A) the amount to be redeemed multiplied by (B) 135% (or 100% if an insolvency related event of default) and (ii) the product of (X) the conversion price in effect at that time multiplied by (Y) the product of (1) 127.5% (or 100% if an insolvency related event of default) multiplied by (2) the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date the Company makes the entire payment required to be made under the default provision.

The Company has the right to prepay the Exchange Convertible Note, in whole or in part, for an amount equal to 127.5% of the outstanding principal remaining.

The Purchase Agreement.

The Company paid the Investor a commitment fee for entering into the Purchase Agreement equal to 4% of the total purchase price for the Convertible Notes under the Purchase Agreement in the form of the issuance of 50,853 shares of Common Stock (the “Commitment Shares”), calculated using a per share price of $4.7195, representing the VWAP of the Common Stock per share on June 27, 2014.

Under the Purchase Agreement, as amended, if at any time the aggregate number of Commitment Shares, shares of Common Stock issuable upon conversion of the Exchange Convertible Note (the “Conversion Shares”) is 15% or more of the total shares of the Common Stock outstanding on the date of the Purchase Agreement, then at the next special or annual meeting of stockholders of the Company, the Company is required to take all action necessary to obtain the approval of its stockholders of the issuance of all Commitment Shares and Conversion Shares in accordance with the rules of the NASDAQ Stock Market. If, despite the Company’s commercially reasonable efforts such stockholder approval is not obtained, the Company is required to seek to obtain stockholder approval at each special or annual meeting of stockholders of the Company convened such meeting until such stockholder approval is obtained. In addition, until stockholder approval is obtained, the Company may not issue any common shares in an aggregate amount that exceeds 19.99% of the issued and outstanding Common Stock on the date of the Purchase Agreement.

The Company also agreed, among other things, to indemnify the Investor from certain liabilities and fees and expenses of the Investor incident to the Company’s obligations under the Registration Rights Agreement, including certain liabilities under the Securities Act. The Investor has agreed to indemnify and hold harmless the Company and each of its directors, officers and persons who control it against certain liabilities that may be based upon written information furnished by the Investor to the Company for inclusion in a Registration Statement pursuant to the Registration Rights Agreement, including certain liabilities under the Securities Act.

Why the Company Needs Stockholder Approval

Our common stock is listed on the Nasdaq Capital Market and, as such, we are subject to the Nasdaq Marketplace Rules. Nasdaq Marketplace Rule 5635(d) is referred to as the “Nasdaq 20% Rule.” The Nasdaq 20% Rule requires that an issuer obtain stockholder approval prior to certain issuances of common stock or securities convertible into or exchangeable for common stock at a price less than the greater of market price or book value of such securities (on an as exercised basis) if such issuance equals 20% or more of the common stock or voting power of the issuer outstanding before the transaction. Shares of our common stock that were issued as part of the Commitment Shares, shares of common stock that have been issued on previous conversions of the Exchange Convertible Note into common shares and shares of common stock that might be issued upon subsequent conversion of the Exchange Convertible Note are considered common stock issued for the purposes of determining whether the 20% limit has been reached.

On June 30, 2014, the aggregate number of shares of common stock outstanding was 12,360,354. Pursuant to the Securities Purchase Agreement we cannot issue to the Investor greater than 19.99% of the issued and outstanding shares of common stock on June 30, 2014 or 2,470,835 shares, without first obtaining stockholder approval to exceed the Nasdaq 20% Rule. As of March 31, 2015 the Company has issued to the Investor a total of 2,470,835 shares of common stock thereby reducing the principal balance of the Exchange Convertible Note from $6.4 million to approximately $4.3 million. Due to the Nasdaq 20% Rule, we are precluded from issuing any additional shares of common stock to the Investor to reduce the balance owing on the Exchange Convertible Note. Accordingly, we need stockholder approval for the potential issuance of more than 20% of the Company’s issued and outstanding common stock at a price that may be less than the greater of book or market value of the Company’s common stock as of June 30, 2014.

In order to comply with the Nasdaq 20% Rule we are seeking stockholder approval for the potential issuance of securities in excess of the Nasdaq limitations.

We did not seek advance stockholder approval of the potential issuances of shares of common stock related to the Purchase Agreement because the Purchase Agreement restricts the number of shares that can be issued upon conversion of the Exchange Convertible Note into common stock, to an amount that would not be in excess of the applicable Nasdaq limitations. Therefore, stockholder approval was not required by the Nasdaq Marketplace Rules. If stockholders do not approve Proposal No. 3 at the Annual Meeting, this limit will remain in place.

No Dissenters’ Rights

Under applicable Delaware law, our stockholders are not entitled to dissenters’ or appraisal rights with respect to the approval of the issuance of the shares of common stock pursuant to the Purchase Agreement.

Effect of Proposal No. 3 on Current Stockholders

If Proposal No. 3 is adopted, the Company would be able to issue shares of common stock in excess of 19.99% of our outstanding shares of common stock in connection with subsequent conversion of the Exchange Convertible Note into common shares. The issuance of such shares could result in significant dilution to our stockholders, and afford them a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company. Additionally, the sale or any resale into the public markets of the common stock issued in connection the conversion could cause the market price of our common stock to decline.

If Proposal 3 is not adopted then the Investor will be precluded from converting any of the remaining principal balance of the Exchange Convertible Note into common shares thereby reducing the principal balance of the note and the Company will be required to pay the remaining principal and interest owing out of its own cash resources on the maturity date of the note, June 30, 2016.

Further Information

The terms of the Purchase Agreement, the Amendment and Exchange Agreement, and the Exchange Convertible Notes are only briefly summarized above. A copy of the Purchase Agreement, the Amendment and Exchange Agreement and the Exchange Convertible Notes are included with this Proxy Statement.

Required Vote

Approval to the issuance by the Company, in accordance with a Securities Purchase Agreement dated June 30, 2014, of common stock equal to 20% or more of the Company’s issued and outstanding shares of common stock on June 30, 2014, at a price that may be less than the greater of book or market value of the Company’s common stock requires the receipt of the affirmative vote of the majority of the votes cast at the Annual Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS FOR PROPOSAL NO. 3:

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK TO THE INVESTOR PURSUANT TO THE TERMS OF THE PURCHASE AGREEMENT.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no other matters that may come before the annual meeting. However, if any matters other than those referred to herein should be presented properly for consideration and action at the annual meeting, or any adjournment or postponement thereof, the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

The cost of soliciting proxies in the accompanying form is paid by us. In addition to solicitations by mail, a number of regular employees of Amedica may solicit proxies in person or by telephone.

The above notice and proxy statement are sent by order of the Board of Directors.

B. Sonny Bal, MD
Chief Executive Officer

April 13, 2015

ANNUAL MEETING OF STOCKHOLDERS OF

AMEDICA CORPORATION

May 21, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement, proxy card and Annual Report are available at http://investors.amedica.com/annuals-proxies.cfm

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

¢	00030303000000000000 2	052115

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
			FOR	AGAINST	ABSTAIN
	1.	Approve an Amendment to the Amedica 2012 Equity Incentive Plan increasing the number of common shares available for award under the Plan by 1,000,000 to a total of 4,568,181.	☐	☐	☐

	2.	Ratification of the appointment of Mantyla McReynolds LLC as independent registered public accounting firm for fiscal year 2015.	☐	☐	☐

3.

Approve the issuance by the Company, in accordance with a Securities Purchase Agreement dated June 30, 2014, of common stock equal to 20% or more of the Company’s issued and outstanding shares of common stock on June 30, 2014, at a price that may be less than the greater of book or market value of the Company’s common stock.

			☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

0 ¢

AMEDICA CORPORATION

Proxy for Annual Meeting of Stockholders on May 21, 2015

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints B. Sonny Bal, David W. Truetzel, Ty Lombardi and Kevin Ontiveros, and each of them, with full power of substitution and power to act alone, as proxies to vote, as indicated, all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Amedica Corporation, to be held May 21, 2015 at 1885 W 2100 South, Salt Lake City, UT 84119, and at any adjournments or postponements thereof. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side.)

¢ 1.1	14475 ¢